Exhibit 10.3
                                                                    ------------

Fullnet Communications, Inc.
200 North Harvey Street, Suite 1704
Oklahoma City, OK  73102

Attn:    Mr. Timothy J. Kilkenny, President and Chief Executive Officer

         Re:      Amendments to Financial Advisory Services and
                  Private Placement Engagement Agreements

Dear Tim:

         This letter serves as an amendment ("Amendment") to the Financial Advisory Services Engagement Agreement and the Private Placement/Financings Engagement Agreement both dated September 17, 1999 (the "Agreements") entered into by and between National Securities Corporation ("National") and Fullnet Communications, Inc. ("FullNet"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto as set forth in the Agreements.

         This Amendment confirms that in consideration of the change in scope of services provided to Fullnet by National (the sufficiency and receipt of such services and their change in scope is hereby acknowledged by Fullnet), that the parties hereto mutually agree and intend to be legally bound, for themselves and their respective heirs, legal representatives, successors and assigns, to amend such Agreements as follows:

         1. Upon execution of this Amendment, that the Financial Advisory Services Agreement will be amended to include Section 3 Subsection A.(ix) which shall read as follows: "Provide advice on market-makers and listing assistance for the NASD Bulletin Board, which may include such services as due diligence, peer group valuation analysis, negotiations, coordination and strategic advice to the Company."

         2. Upon execution of this Amendment, that the Financial Advisory Services Agreement will be amended to include Section 3 Subsection A.(x) which shall read as follows: "Provide opinion letters, valuation opinions and fairness opinion for which National will be separately compensated."

         3. Upon execution of this Amendment, that the Financial Advisory Services Agreement will be amended to include Section 3 Subsection A.(xi) which shall read as follows: "Provide such other services as shall be agreed between the parties from time to time."

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         4.       Upon execution of this Amendment,  that Section 3 B.(i) of the
                  Financial   Advisory  Services  Agreement  will  be  partially
                  amended to provide for the issuance of 200,000 Shares of Common Stock of the Company to National, not 100,000 Shares as that the Financial Advisory Services Agreement presently states in compensation for services previously rendered under the services set forth in item one and two of this Amendment
                  and  in  Section  3(a)  of  the  Private   Placement/Financing
                  Agreement.

         5. Upon execution of this Amendment, that the Financial Advisory Services Agreement will be amended to include Section 3 Subsection B.(iii) which shall read as follows: "The Company agrees to pay National additional fees for any and all services performed by National at the request of the Company that are not specifically included as Financial Advisory Services as provided for in Section 3 A. of this Agreement. Such additional fees shall be set forth in an additional engagement letter to be executed by the parties hereto at the commencement of services to be rendered by National."

         6. Upon execution of this Amendment, that the Financial Advisory Services Agreement will be amended to include Section 4 Subsection B.(v) which shall read as follows: "The Company agrees to pay National additional fees for any and all services performed by National at the request of the Company that are not specifically included as Merger/Acquisition Services as provided for in Section 4 A. of this Agreement. Such additional fees shall be set forth in an additional engagement letter to be executed by the parties hereto at the commencement of services to be rendered by National."

         7. Upon execution of this Amendment, that Section 3.(a) of the Private Placement/Financings Agreement will be amended to include the following sentences to be inserted after the last previously existing sentence: "By no means shall such initial Financing of equity or equity-related mezzanine debt exceed $10 million or a separate transaction for senior debt securities exceed $10 million. Any amounts to be raised or placed in excess of $10 million for each Financing shall be attributed to an additional Financing and be subject to a additional engagement letter to be executed by the parties hereto at the commencement of services to be rendered."

         8. Upon execution of this Amendment, that Section 3.(b) and 3.c) of the Private Placement/Financings Agreement are hereby deleted in their entirety and replaced by the following:

                           "(b)  Upon   consummation   of  the  Initial  Private
                  Placement of $10 million contemplated by this Agreement, the Company shall pay to National a cash placement fee (the "Placement Fee") equal to seven percent (7.0%) of the dollar value of the Initial Private Placement and a five-year warrant for 70,000 shares of common stock with an exercise price equal to the equity related share price paid by the investors in the Initial Private Placement. The Company agrees that National shall have a first right of refusal to represent the Company in any dditional Private Placements and/or public offerings and that such Private Placements or public offerings shall be subject to a separate engagement letter to be executed by the parties hereto at the commencement of services to be rendered."

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                           "(c)  National  shall be paid  three per cent (3%) on
                  the initial  senior debt  financing  of $10 million  ("Initial
                  Senior  Debt  Financing").   Additionally,  National  and  the
                  Company agree that National shall have a first right of refusal to represent the Company in its undertaking of any and all additional Debt Financings. Such Debt Financings shall be subject to a separate ngagement letter to be executed by the parties hereto at the commencement of services to be rendered by National."

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         In all other  respects,  the Agreements  shall remain  unchanged and in full force and effect. Please signify your agreement with the foregoing by countersigning this letter in the space provided below.

                                            Very truly yours,

                                            NATIONAL SECURITIES CORPORATION

                                            By:  /s/  Steven A. Rothstein
                                                --------------------------------
                                                      Steven A. Rothstein
                                                      Chairman


         Agreed to and Accepted this                  day of           , 2000.
                                     ----------------        ----------


         FULLNET COMMUNICATIONS, INC.

         By:    /s/  Timothy J. Kilkenny
               -----------------------------------
         Name:       Timothy J. Kilkenny
         Title:      President and CEO